Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-208202) of Match Group, Inc. of our report dated March 28, 2016, with respect to the consolidated and combined financial statements and schedule of Match Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

March 28, 2016
New York, New York